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                                                                     Exhibit 6.1
CITIBANK, N.A.
399 Park Avenue
New York, NY 10043

November 23, 1998



Mr. Jean Pierre Collardeau
President
ProNetLink Corp.
645 Fifth Avenue
New York, N.Y.  10022

Dear Mr. Collardeau:

We are pleased to advise a line of credit not to exceed $500,000.00 at any time outstanding in favor of ProNetLink Corp., secured by Standby Letter of Credit #Y017823 expiring 6/30/99 issued by Warburg Dillon Reed UBS naming Citibank as sole beneficiary. The line is available for its use from time to time during this year, expiring 60 days prior to the said expiration of the Standby Letter of Credit, unless we should advise, or be advised by you, to the contrary. The credit facility provided for herein shall be on such terms and pursuant to such documentation as we shall from time to time require. Renewal of the line is subject to a review of your fiscal year-end financial statements, coupled with the proper amendment of the Standby Letter of Credit #Y017823 maturity date.

We anticipate that your company will maintain average balances with us that will bear such relationship to this line of credit, and your use of this line, as may be satisfactory to each of us from time to time. Until advised otherwise by us, drawing on this line will be evidenced by our form demand grid note which provides for, among other things, interest at one percent over the Base Rate of the Bank. The line is required to have all outstanding balances be paid off in full for at least thirty consecutive days in each twelve-month period.

Sincerely,

/s/ CHARLES BRODE
-----------------
Charles Brode
Credit Relationship Manager
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CITIBANK, N.A.
666 Fifth Avenue
5th Floor
New York, NY 10103

August 20, 1999



Mr. Jean Pierre Collardeau
President
ProNetLink Corp.
645 Fifth Avenue
New York, N.Y.  10022

Dear Mr. Collardeau:

This letter is to notify of the extension of your line of credit in the amount of $500,000.00 has been extended until 12/5/99, coinciding with the extension of the Standby Letter of Credit from Warburg Dillon Reed UBS naming Citibank as the beneficiary to secure the line of credit is set to mature 2/5/2000 and the Citibank line of credit is slated to mature 60 days prior to the maturity of the Standby Letter of Credit.

For your records, the line is secured by Standby Letter of Credit #Y017823 expiring 2/5/2000 issued by Warburg Dillon Reed UBS naming Citibank as sole beneficiary. The line is available for its use from time to time during this year, expiring 60 days prior to the said expiration of the Standby Letter of Credit, unless we should advise, or be advised by you, to the contrary. The credit facility provided for herein shall be on such terms and pursuant to such documentation as we shall from time to time require. Renewal of the line is subject to a review of your fiscal year-end financial statements, coupled with the proper amendment of the Standby Letter of Credit #Y017823 maturity date.

Sincerely,

/s/ CHARLES BRODE
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Charles Brode
Vice President